Exhibit 10.3


              FIRST AMENDMENT TO RESTRICTED SHARES AWARD AGREEMENT

     This amendment dated March 2, 2005 is to the Restricted Shares Award Agreement ("RSAA") dated November 10, 2004 between DST Systems, Inc. (the
"Company") and                    ("Employee").
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     WHEREAS,  the RSAA currently  provides for full lapsing of the restrictions on the shares subject to the RSAA (the "Shares") upon a Company Change in Control as defined in the DST Systems, Inc. 1995 Stock Option and Performance Award Plan (the "Plan");

     WHEREAS, on the Grant Date, (i) the Company's Board of Directors was contemplating certain changes to the Change in Control provisions of the Plan, and (ii) the Compensation Committee of the Board of Directors (the "Committee") was considering "double trigger" vesting of a pro-rata portion of the Shares upon a Change in Control;

     WHEREAS, Section 3(b) of the RSAA provides that "the Board may amend the Change in Control definition and related provisions in the Plan at any time after the date of this Agreement, and that such amendment may also delay or otherwise affect the timing, or include additional conditions relating to the lapse of restrictions on the Shares in the event of a Change in Control";

     WHEREAS, Section 3(b) of the RSAA also provides that any such amendment of the Plan shall automatically apply to, and be incorporated in, the terms of the RSAA, without any requirement or prior notice or consent of Employee;

     WHEREAS, Section 7(g) of the RSAA provides that the RSAA "shall also be amended, without prior notice to Employee and without Employee's consent . . . automatically in the circumstances set forth in Paragraph 3(b)"; and

     WHEREAS, on March 2, 2005, the Board amended the Change in Control provisions in the Plan and the Committee amended the RSAA to provide for Change in Control double trigger vesting.

          THEREFORE, the RSAA is hereby amended as follows:

     1. Section 3(a) of the RSAA shall be deleted in its entirety and replaced with the following:

     RELEASE DATE. The Shares shall be free and clear of the restrictions set forth in paragraph 2(a) hereof on January 31, 2010 (the "Release Date") but only if the EPS Goal (as defined in Paragraph 3(e)) is achieved; provided, however, that the EPS Goal shall not be a condition to lapsing of restrictions if a Change in Control (as defined in Paragraph 6(b) hererof) occurs at any time after the Grant Date but prior to January 31, 2010. A release of restrictions shall occur earlier than January 31, 2010 on the earliest of any of the following dates (also "Release Dates"): (i) the date Employee becomes disabled (as defined from time to time by the Committee);
     (ii) the date of Employee's death; (iii) the date of a Termination Without Cause (as defined in Paragraph 3(g)) that occurs on the date of and in connection with a Business Unit Divestiture (as defined in Paragraph 3(i));
     (iv) the date of a Change in Control (as defined in Paragraph 6(b)); (v) the date of a Termination Without Cause that occurs in

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     connection  with a Reduction in Force (as defined in Paragraph  3(h));  and
     (vi) the date of Employee's voluntary termination of employment after attaining sixty (60) years of age; provided, however, that (except as provided in Paragraph 3(b) hereof with respect to a release of restrictions upon a termination of employment in certain circumstances subsequent to a Change in Control) a release of restrictions upon any of the events in subclauses (iv), (v) or (vi) of this Paragraph 3(a) shall occur only with respect to Eligible Shares (as defined in Paragraph 3(f)).

     2. Section 3(b) of the RSAA shall be deleted in its entirety and replaced with the following:

     RELEASE DATE SUBSEQUENT TO CHANGE IN CONTROL: POTENTIAL AMENDMENTS. Shares on which restrictions have not lapsed as of a Change in Control shall not be subject to the EPS Goal and shall also be free and clear of the restrictions set forth in Paragraph 2(a) hereof upon the earlier of (i) January 31, 2010 or other applicable Release Date set forth in Paragraph 3(a), or (ii) the date within three years subsequent to the Change in Control date of a Termination Without Cause (as defined in Paragraph 3(g)) or of a Resignation for Good Reason (as defined in Paragraph 3(k)).

     3. Section 3(f) of the RSAA shall be deleted in its entirety and replaced with the following:

     ELIGIBLE SHARES. For purposes of Paragraph 3(a) hereof, "Eligible Shares" are the total number of Shares granted divided by sixty (60) and then multiplied by the number of full calendar months beginning November 1, 2004, that Employee has worked prior to the event set forth in Paragraph 3(a)(iv), 3(a)(v) or 3(a)(vi) triggering the pro-rata vesting, rounded up to the next whole Share.

     4. Section 3(k) shall be added to the RSAA:

     RESIGNATION FOR GOOD REASON. For purposes of Paragraph 3(b), a "Resignation for Good Reason" is Employee's resignation subsequent to a Change in Control on not less than thirty (30) days written notice to the Company Secretary, effective at the end of such notice period, and for any of the following reasons occurring without his consent: (i) a change in the character of Employee's assigned duties or a reduction in the level of Employee's work or responsibility, (ii) a reduction in base salary or incentive bonus as in effect immediately prior to the Change in Control or in effect as a result of an increase subsequent to the Change in Control,
     (iii) a failure by Company or its successor either to continue in effect any benefit plans made generally available to Company executives at Employee's geographic location prior to the Change in Control or to provide other plans under which compensation and benefits are available in which Employee continues to participate on a basis at least equivalent to his participation in the Company plans immediately prior to the Change in Control, (iv) a failure by Company to timely make to Employee payment of any unfunded amounts due under any Company benefit plan as a result of the Change in Control, (v) the relocation of the principal office at which Employee worked immediately prior to the Change in Control to a location outside of the metropolitan area where such office was located but only if relocation requires Employee to be based anywhere other than such metropolitan area (except for required travel on Company business to an extent substantially consistent with

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     Employee's obligations immediately prior to the Change in Control), or (vi)
     any breach of an employment agreement between Company or its successor and Employee.

     5. In Section 7(g) of the RSAA, the phrase "Paragraphs 3(b) and 6(b)" shall be deleted in its entirety and replaced with the phrase "Paragraph 6(b)".

     Except as amended hereby, the RSAA remains in full force and effect.




                                               COMPENSATION COMMITTEE OF THE DST
                                                SYSTEMS, INC. BOARD OF DIRECTORS